    Exhibit 99.2

April 18, 2012	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK Declares Quarterly Dividend

TULSA, Okla. – April 18, 2012 – The board of directors of ONEOK, Inc. (NYSE: OKE) has declared a quarterly dividend of 61 cents per share of common stock, effective for the first quarter 2012, payable May 15, 2012, to shareholders of record at the close of business April 30, 2012.

 The dividend remains unchanged from the previous quarter.

 In its updated 2012 earnings guidance released on Feb. 20, 2012, the company stated that it expects to increase its dividend by 5 cents per share in July 2012, subject to its board of directors’ approval.

ONEOK indicated in September 2011 that it expects to increase its dividend 50 percent between 2011 and 2014 and affirmed a long-term dividend payout target of 60 percent to 70 percent of recurring earnings, subject to its board of directors' approval.

Since January 2006, the company has increased the dividend 13 times, representing a 118-percent increase during that period.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the general partner and own 43.4 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended.  The forward-looking statements relate to our anticipated financial performance and level of dividends. These forward-looking statements are made in reliance on the safe-harbor protections provided under the Private Securities Litigation Reform Act of 1995.

ONEOK Declares Quarterly Distribution

April 18, 2012

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “potential,” “scheduled,” and other words and terms of similar meaning.

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